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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                            Dated as of July 31, 1998

                                  BY AND AMONG

                           NELSON COMMUNICATIONS INC.
               (formerly named Arista Marketing Associates, Inc.),

                            BARTON & PITTINOS, INC.,

                    J. DOUGLAS BARTON and TERRENCE O. TORMEY
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                                Table of Contents

                                                                            Page

ARTICLE I

DEFINITIONS                                                                   1

ARTICLE II

THE MERGER AND MERGER SHARES                                                  5
2.1.  The Merger                                                              5
2.2.  Effective Time of the Merger                                            6
2.3.  Certificate of Incorporation of Surviving Corporation                   6
2.4.  By-laws of Surviving Corporation                                        6
2.5.  Officers of Surviving Corporation                                       6
2.6.  Directors of Surviving Corporation                                      6
2.7.  Further Assurances                                                      6
2.8.  Status of Buyer Common Stock                                            7
2.9.  Conversion of the Common Stock                                          7
2.10.  Shares Held by the Company                                             7
2.11.  No Rights as Stockholders                                              7
2.12.  Surrender of Certificates                                              7
2.13.  Status of Certificates                                                 7
2.14.  No Further Transfers                                                   7
2.15.  Escrow of Shares                                                       8

ARTICLE III

STEPS PRELIMINARY TO THE MERGER                                               8
3.1. Asset Sale                                                               8
3.2. Distribution                                                             8
3.3. Contingent Purchase Price                                                9

ARTICLE IV

CLOSING                                                                      10
4.1. The Closing                                                             10

ARTICLE V

         REPRESENTATIONS AND WARRANTIES                                      10
5.1. Representations and Warranties of the Shareholders                      10
5.2. Representations and Warranties of the Buyer                             23

ARTICLE VI

CLOSING DOCUMENTS                                                            26
6.1. The Company and the Shareholders                                        26
6.2. The Buyer                                                               26

ARTICLE VII

POST-CLOSING COVENANTS                                                       26
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7.1. Further Assurances                                                      26
7.2. Repurchase Rights                                                       27
7.3. Guarantees                                                              28
7.4. Final Tax Returns                                                       28

ARTICLE VIII

INDEMNIFICATION                                                              28
8.1. Indemnification                                                         28
8.3. Indemnifiable Losses                                                    31

ARTICLE IX

CERTAIN SHAREHOLDER AGREEMENTS                                               32
9.1. Confidentiality                                                         32
9.2. Non-Competition                                                         33
9.3. Relief                                                                  34

ARTICLE X

MISCELLANEOUS                                                                34
10.1.   Press Releases and Public Announcements                              34
10.2.   No Third-Party Beneficiaries                                         34
10.3.   Entire Agreement                                                     34
10.4.   Succession and Assignment                                            34
10.5.   Counterparts                                                         35
10.6.   Headings                                                             35
10.7.   Notices                                                              35
10.8.   Governing Law                                                        36
10.9.   Amendments and Waivers                                               36
10.10.  Severability                                                         37
10.11.  Survival of Representations and Warranties                           37
10.12.  Expenses                                                             38

Exhibit A - Certificate of Merger
Exhibit B - Articles of Merger
Exhibit C - Joint Balance Sheet, Initial Cash
Distribution Amount and Accounts Receivable
Exhibit D - Method of Allocating Corporate Overhead

         Schedule 7.3 - Equipment Leases
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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of July 31, 1998, by and among NELSON COMMUNICATIONS INC. (formerly named Arista Marketing Associates, Inc.), a Delaware corporation (the "Buyer"), BARTON &: PITTINOS, INC., a Pennsylvania corporation (the "Company") , and J. DOUGLAS BARTON ("Barton") and TERRENCE 0. TORMEY ("Tormey") , the owners of all of the shares of the Company. The Buyer, the Company, Barton and Tormey are each referred to individually as a "Party" and collectively as the "Parties". Barton and Tormey are each referred to individually as a "Shareholder" and collectively as the "Shareholders".

            A. The Parties desire to have the Company merge with and into the Buyer (the "Merger") on the terms and conditions and for the consideration described in this Agreement (capitalized terms used in this Agreement without definition shall have the meanings set forth in Article I);

            B. The Boards of Directors of the Buyer and the Company have determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Buyer and the Company, and is fair to, and in the best interest of, the Buyer and the Company and their respective shareholders;

            C. In furtherance of the Merger, the Board of Directors and the shareholders of the Company and the Board of Directors of the Buyer have approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

            D. The Parties desire to make certain representations, warranties and agreements in connection with the Merger.

In consideration of the premises and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms 'controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. With respect to
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the Company, "Affiliate" includes each of the Shareholders, and with respect to the Shareholders, "Affiliate" includes all relatives of the Shareholders.

"Agreement" means this Agreement and Plan of Merger, including the schedules and exhibits.

"Benefit Arrangement" means any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including, but not limited to, any self-insured supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing, bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits) that (1) is not an employee benefit plan, within the meaning of Section 3(3) of ERISA, (2) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate and (3) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to the employee's or former employee's relationship with the Company or ERISA Affiliate).

"Buyer Common Stock" means the common stock of the Buyer, par value $.01 per share.

"Certificates" has the meaning set forth in Section 2.12.

"Certificate of Merger" has the meaning set forth in Section 2.2.

"Closing" has the meaning set forth in Section 4.1.

"Closing Date" has the meaning set forth in Section 4.1.

"Code" means the Internal Revenue Code of 1986, as amended. Reference to any section of the Code includes reference to any regulations issued thereunder as well as to any comparable provisions of any legislation that amends, supplements or replaces such section.

"Company Common Stock" means the common stock, par value $.01 per share, of the Company.

"Company Financial Statements" has the meaning set forth in Section 5.1(g).

"Company Most Recent Financial Statements" has the meaning set forth in Section 5.1(g).

"Company Most Recent Fiscal Period" has the meaning set forth in Section 5.1(g).
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"Confidential Information" has the meaning set forth in Section 9.1(b).

"Cut-Off Date" means the third anniversary of the Closing Date.

"Effective Time" has the meaning set forth in Section 2.2.

"Environmental Law" means all federal, state, local and foreign statutes, ordinances, regulations, orders, directives, decrees and other requirements of law and obligations arising under common law, concerning pollution or protection of public health or the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended. Reference to any section of the ERISA includes reference to any regulations issued thereunder, as well as to any comparable provisions of any legislation that amends, supplements or replaces such section.

"ERISA Affiliate" means any entity that is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company, as defined in Section 414 (d) (c), (m) or (o) of the Code.

"Escrow Agent" means Corbin Silverman & Sanseverino LLP, as escrow agent under the Escrow Agreement.

"Escrow Agreement" means the escrow agreement dated the Closing Date among the Buyer, the Shareholders and the Escrow Agent.

"Escrow Shares" means the shares of Buyer Common Stock subject to the Escrow Agreement.

"Final Balance Sheet" has the meaning set forth in Section 3.3(a).

"Final Cash Distribution Amount" has the meaning set forth in Section 3.3(a) .

"Financial Statements" has the meaning set forth in Section 5.2(f).

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Hazardous Substances" means "hazardous substances", "pollutants", "contaminants", or "regulated substances" under any Environmental Law, or any other substance considered toxic, hazardous or a potential threat to public health or the environment, the presence of which might result in a Person incurring liability under any Environmental Law.

"Initial Cash Distribution Amount" has the meaning set forth in Section 3.1(a).
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"IRS" means the Internal Revenue Service.

"Intellectual Property" means the United States and foreign trademarks, service marks, trade names, trade dress, domain names, copyrights and similar properties and rights, including registrations and applications to register or renew the registration of any of the foregoing; United States and foreign letters patent and patent applications; and inventions, processes, designs, formulae, trade secrets, know-how, Confidential Information, computer software, data and documentation and all similar intellectual property and related proprietary rights.

"Joint Balance Sheet" has the meaning set forth in Section 3.1(a).

"Licenses" has the meaning set forth in Section 5.1(t).

"Material Adverse Effect" has the meaning set forth in Section 5.1(a).

"Merger" has the meaning set forth in the recitals of this Agreement.

"Merger Filing" has the meaning set forth in Section 2.2.

"Merger Shares" has the meaning set forth in Section 2.1.

"Most Recent Financial Statements" has the meaning set forth in Section 5.2(f).

"Most Recent Fiscal Period" has the meaning set forth in Section 5.2 (f)

"MPC" means The Medical Phone Company, Inc., a Delaware corporation and an Affiliate of the Buyer.

"NCI" means NCI, Inc. (formerly named Nelson Communications Inc.), a Delaware corporation and an Affiliate of the Buyer.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

"PTI" means Professional Telemarketing, Inc., a Missouri corporation and an Affiliate of the Buyer.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.
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"Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"SmithKline Litigation" means the action pending in the United States District Court, Eastern District of Pennsylvania, titled Barton & Pittinos. Inc. v. SmithKline Beecham Corporation (Civil Action No. 95-6619 (MK) and any related counterclaims.

"Subsidiary" means each corporation, partnership, limited liability company or other entity as to which 50% or more of the equity is owned, directly or indirectly, by the Company.

"Surviving Corporation" has the meaning set forth in Section 2.1. Following the Merger and a transfer of the assets and business of the Company to MPC, the term "Surviving Corporation" shall mean MPC.

"Taxes" means any federal, state, local or foreign income, payroll, sales, gross receipts, use, property or other tax, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

                                   ARTICLE II

                          THE MERGER AND MERGER SHARES

      2.1. The Merger. In accordance with and subject to the terms and provisions of this Agreement, at the Effective Time: (a) the Company shall be merged with and into the Buyer, the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of Delaware; and (b) the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware General Corporation Law. The Parties intend that the Merger will meet the "tax-free reorganization" requirements of Section 368(a)
(1) (A) of the Code. The Merger Shares (the "Merger Shares") shall be an aggregate of three hundred forty-eight thousand seven hundred four (348,704) shares of Buyer Common Stock. Subject to Section 2.15, the Merger Shares shall be allocated and distributed to the Shareholders in proportion to their ownership of Company Common Stock.

      2.2. Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in the Certificate of Merger and Articles of Merger (each, a
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"Certificate of Merger"), in substantially the forms attached to this Agreement as Exhibits A and B, to be filed with the Secretary of State of Delaware and the Secretary of the Commonwealth of Pennsylvania (together with any other documents required to be filed by applicable law, the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the Closing of the transactions contemplated by this Agreement in accordance with Section 4.1.

      2.3. Certificate of Incorporation of Surviving Corporation. As of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall remain the Certificate of Incorporation of the Buyer immediately prior to the Effective Time.

      2.4. By-laws of Surviving Corporation. As of the Effective Time, the By-laws of the Surviving Corporation shall remain the Bylaws of the Buyer immediately prior to the Effective Time.

      2.5. Officers of Surviving Corporation. At the Effective Time, the officers of the Surviving Corporation shall be the persons in office on the date of this Agreement, and such officers shall serve, subject to the By-laws of the Surviving Corporation, until the next annual meeting of the Board of Directors of the Surviving Corporation and thereafter until their respective successors are duly elected. The Board of Directors of the Surviving Corporation may designate such other officers as it determines in accordance with the By-laws.

      2.6. Directors of Surviving Corporation. At the Effective Time, the directors of the Surviving Corporation shall be the persons in office on the date of this Agreement, and such directors shall serve, subject to the By-laws of the Surviving Corporation, until the next annual meeting of the stockholders of the Surviving Corporation and thereafter until their respective successors are duly elected.

      2.7. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or documents are necessary, desirable or proper (a) to vest, perfect or confirm of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to solicit in the name of the Company any third party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Agreement.

      2.8. Status of Buyer Common Stock. At the Effective Time, by virtue of the Merger, each share of Buyer Common Stock outstanding immediately prior to the Merger shall remain outstanding as one share of Buyer Common Stock as the Surviving Corporation in the Merger.

      2.9. Conversion of the--Common Stock. The Company Common Stock outstanding and owned by Barton and Tormey immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into, in the aggregate, the Merger Shares.

      2.10. Shares Held by the Company. Each share of Company Common Stock that at the Effective Time is held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist, without any conversion thereof.

      2.11. No Rights as Stockholders. The holders of Certificates (as defined in Section 2.12) representing shares of Company Common Stock shall, as of the Effective Time, cease to have any rights as Company shareholders, and their sole right shall be the right to receive their portion of the Merger Shares, as determined and distributed in the manner set forth in this Agreement.

      2.12. Surrender of Certificates. At the Effective Time, each holder of an outstanding certificate or certificates that prior thereto represented outstanding Company Common Stock (the "Certificates") shall surrender such Certificates to the Surviving Corporation and be entitled to the portion of the Merger Shares into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates so surrendered shall have been converted pursuant to this Agreement.

      2.13. Status of Certificates. Until surrendered in accordance with the provisions of Section 2.12, from and after the Effective Time, each Certificate (other than Certificates representing former shares of Company Common Stock held in the treasury of the Company) shall represent for all purposes only the right to receive a portion of the Merger Shares as determined and distributed in the manner set forth in this Agreement.

      2.14. No Further Transfers. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the surviving Corporation of the shares of Company
Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for a portion of the Merger Shares as provided in Section 2.12.
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      2.15. Escrow of Shares. At the Effective Time, the Buyer shall deposit 10%
of the Merger Shares with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. Such shares shall be deducted pro rata from the Merger Shares allocable to each Shareholder.

                                   ARTICLE III

                         STEPS PRELIMINARY TO THE MERGER

      3.1. Asset Sale. During the week prior to the Merger, the accountants for the Company, Rosenberg Rich Baker Berman Company ("Rosenberg Rich"), and the accountants for the Buyer, Kelly Massad LLP ("Kelly Massad"), prepared a mutually agreed to preliminary balance sheet of the Company as of June 30, 1998 (the "Joint Balance Sheet"), a copy of which is attached to this Agreement as Exhibit C. On the Closing Date, and prior to the Merger, based on the Joint Balance Sheet the Company shall have (i) determined the excess of (A) the sum of its current assets plus security deposits plus prepaid expenses plus agreed-upon fixed assets acquired of $19,481 over (B) the sum of its current liabilities (excluding the current portion of its lease payables and any lines of credit) plus any non-current deferred revenues, as shown on the Joint Balance Sheet (the "Initial Cash Distribution Amount"), (ii) provided the Buyer with a copy of the calculation of the Initial Cash Distribution Amount and (iii) identified to the Buyer on Exhibit C accounts receivable of the Company (the "Purchased Accounts Receivable") the aggregate net present value of which (applying an agreed discount rate of 7% per annum and assuming that all such accounts receivable will be collected within forty-five (45) days after the date of invoice) is at least 100% of the Initial Cash Distribution Amount. Prior to the Merger, the Buyer shall purchase from the Company the Purchased Accounts Receivable for a purchase price equal to the sum of the Initial Cash Distribution Amount plus the amount (if any) to be received in accordance with
Section 3.3(b), subject to downward adjustment and refund as described in
Section 3.3 (c) (the "Purchase Price"), on the Closing Date, the Buyer shall transfer to the Company cash in an amount equal to the Initial Cash Distribution Amount.

      3.2. Distribution. On the day of the Merger, and prior to the Effective Time, the Company shall declare and pay in cash to the Shareholders a dividend in an amount equal to the Initial Cash Distribution Amount. Such amount is subject to refund to the Company in accordance with Section 3.3(c). Prior to the Merger, the Company shall also declare a dividend with respect to any increases in the Purchase Price determined in accordance with Section 3.3(b), such dividend (if any) to be payable to the Shareholders after the Merger.

      3.3. Contingent Purchase Price. (a) Within twenty (20) days after receipt from the Company of a preliminary balance sheet of the Company as of the Closing Date, Kelly Massad shall (i) prepare a final balance sheet of the Company as of the Closing Date in accordance with GAAP and in a manner consistent with the accounting methodology utilized and agreed to by the Parties with respect to the preparation of the Joint Balance Sheet (the "Final Balance Sheet") and (ii) within such 20-day period, deliver to the Buyer, the Shareholders and Rosenberg Rich a copy of such Final Balance Sheet and, based on that Final Balance Sheet and using the same method of calculation as described in Section 3.1, either deliver a revised calculation of the Initial Cash Distribution Amount or confirm to such Persons that there should be no change in the Initial Cash Distribution Amount (the "Final Cash Distribution Amount"), In the event that either the Buyer or the Shareholders shall dispute the Final Cash Distribution Amount, as so determined by Kelly Massad, such Party shall, within thirty (30) days after receipt of Kelly Massad's determination, submit the Final Cash Distribution Amount to Deloitte & Touche LLP for determination in accordance with the methodology described above. Deloitte & Touche shall, within thirty (30) days thereafter, either deliver a revised calculation of the Final Cash Distribution Amount or confirm to such Persons that there should be no change in the Final Cash Distribution Amount determined by Kelly Massad. The Final Cash Distribution Amount, as so determined by Deloitte & Touche, shall be final, conclusive and binding on the Parties and shall not be subject to judicial review. The expenses of Kelly Massad shall be borne by the Buyer. The expenses of Rosenberg Rich shall be borne by the Shareholders. The expenses of Deloitte & Touche shall be borne in equal shares by the Buyer, on the one hand, and the Shareholders, on the other hand.

(b) If the Final Cash Distribution Amount exceeds the Initial Cash Distribution Amount, the Purchase Price of the accounts receivable listed on Exhibit c shall be adjusted to be equal to the Final Cash Distribution Amount, and the Surviving Corporation, as successor in interest to the Company, shall pay the dividend declared in accordance with Section 3.2 within 10 days after the final determination of the Final Cash Distribution Amount.

(c) If the Final Cash Distribution Amount is less than the Initial Cash Distribution amount, the Purchase Price of the accounts receivable listed on Exhibit C shall be decreased by such difference, and the Shareholders shall, within 10 days after the final determination of the Final Cash Distribution Amount, pay such amount to the Surviving Corporation, as successor in interest to the Company, in proportion to the Company Common Stock owned by the Shareholders.

                                   ARTICLE IV

                                     CLOSING

      4.1. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing) shall take place at the offices of Corbin Silverman & Sanseverino LLP, 805 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the date of execution and delivery of this Agreement and shall be deemed effective as of the Effective Time (the "Closing Date").

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      5.1. Representations and Warranties of the Shareholder. Except as set forth on the disclosure schedule (the "Disclosure Schedule") delivered to the Buyer on or before the date of this Agreement that specifically identifies the relevant provisions of this Agreement to which such exceptions relate (which exceptions shall be deemed to be representations and warranties of the Shareholders as if made in this Agreement and shall, to the extent applicable, amend the representations and warranties set forth below), the Shareholders jointly make the following representations and warranties to the Buyer:

(a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required (each of which jurisdictions is listed on the Disclosure Schedule), except where the lack of such qualification would not have a material adverse effect on the condition (financial or otherwise), results of operations, assets, business or prospects (a "Material Adverse Effect") of the Company. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the property owned and used by it. The Company has no Subsidiaries. The Certificate of Incorporation (as amended) and Bylaws (as amended) of the Company are in the respective forms of the certified copies previously provided to the Buyer. The minute books of the Company accurately reflect all material action taken (and required to be taken) by the Company's Shareholders and directors from the date of its incorporation to the Closing Date. The Company has delivered to the Buyer true and complete copies of all minutes, consents and related documents contained in the Company's minute books.

(b) Authorization of Transaction. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company and the Shareholders, enforceable in accordance with its terms. Except as required for the Merger Filing, neither the Company nor the Shareholders need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other Person in order to consummate the transactions contemplated by this Agreement.

(c) Capitalization. The entire authorized capital stock of the Company consists of one hundred thousand(100,000) shares of Company Common Stock, of which ten thousand twenty (10,020) shares of Company Common Stock are issued and outstanding and owned by the Shareholders as set forth on the Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and nonassessable, are owned beneficially and of record by the Shareholders free of all claims and Security Interests and were issued in compliance with all applicable federal and state securities laws. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or the Shareholders to issue, sell, transfer or otherwise cause to become outstanding any of the Company's capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(d) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court or arbitral panel to which the Company is subject or any provision of the Certificate of Incorporation or By-laws of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets).

(e) Broker's Fees. Neither the Company nor the Shareholders have incurred a liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(f) Tangible Assets. The Company has good and marketable title to, or a valid leasehold interest in, the tangible assets used in the conduct of its business, free of all Security Interests. All such tangible assets are in good condition and repair and are adequate and sufficient to carry on the business of the Company. The Disclosure Schedule contains an accurate list and summary description of all property and assets of the Company as of June 30, 1998 where the value of an individual item exceeds $1,000 or where an aggregate of similar items exceeds $1,000. The property and assets listed on the Disclosure Schedule constitute substantially all of the property and assets used in or necessary to the conduct of the Company's business. All such property and assets conforms in all material respects to all applicable laws and regulations relating to their construction, use and operation. Except pursuant to leases described on the Disclosure Schedule, no Person other than the Company owns any vehicles, equipment or other property or assets used by the Company. The Company owns no real property.

(g) Financial Statements. The Company has delivered to the Buyer the following financial statements (collectively, the "Company Financial Statements"): (i) reviewed balance sheets and profit and loss statements and statements of cash flows as of and for the fiscal years ended September 30, 1995, 1996 and 1997 for the Company; and (ii) unaudited balance sheet and profit and loss statements and statements of cash flows (collectively, the "Company Most Recent Financial Statements") as of and for the six months ended March 31, 1998 (the "Company Most Recent Fiscal Period") for the Company. The Company Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Company Most Recent Financial Statements are subject to normal year-end adjustments and lack notes and other presentation items.

(h) Events Subsequent to Company Most Recent Fiscal Period. Since the Company Most Recent Fiscal Period, there has not been:

(i) any change in the condition (financial or otherwise), results of operations, assets, business or prospects of the Company from that reflected in the Company Most Recent Financial Statements, except for changes in the Ordinary Course of Business that have not been, in the aggregate, materially adverse;

(ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the condition (financial or otherwise), results of operations, assets, business or prospects of the Company;

(iii) any waiver by the Company of a valuable right or debt owed to it;

(iv) any Security Interest created on any of the Company's properties or assets;

(v) any sale, assignment or transfer of any of the Company's properties or assets, except in the Ordinary Course of Business;

(vi) any material amendment or termination of any material agreement to which the Company is a party or by which it is bound, except in the Ordinary Course of Business;

(vii) any increase in the compensation payable or benefits available, or to become payable or available, to any of the Company's officers, directors, employees or consultants;

(viii) any incurrence of any debt for borrowed money or any guaranty of the debt or obligations of a third party;

(ix) any capital expenditures in excess of $5,000 that have not been previously approved by the Buyer of NCI in writing;

(x) any transaction or commitment of the Company except in the Ordinary Course of Business;

(xi) any commitment to enter into or do any of the foregoing; or

(xii) any other event or condition of any character that might result in a Material Adverse Effect on the Company.

(i) Absence of Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Company Most Recent Financial Statements, or (b) incurred with Persons other than any Affiliate of the Company or the Shareholders in the Ordinary Course of Business after the date of the Company Most Recent Financial Statements, the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, but not limited to, liabilities, as guarantor or otherwise, in respect of obligations of others) other than performance obligations with respect to contracts and commitments that would not be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP.

(j) Legal Compliance. The Company has complied and is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), except where the failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(k) Books of Account; Tax Matters.

(i) The books of account of the Company fairly reflect: (A) all transactions relating to the Company and (B) all items of income and expense, assets and liabilities and accruals relating to the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that are reflected in the normally maintained books of account and records of the Company.

(ii) The Company has filed in a timely manner all Tax Returns that it has been required to file, and has paid in a timely manner all Taxes shown thereon as owing. The provision for Taxes in the Company Most Recent Financial Statements is adequate for the payment of all Tax liabilities for the period covered by such Statements.

(iii) All Tax Returns of the Company for taxable periods ended on or before September 30, 1991 are closed to the assessment of additional Taxes under the applicable statute of limitations (except for possible allegations of fraud), and none of the other Tax Returns of the Company has been, or is currently, the subject of audit by any governmental authority. The Company and the Shareholders know of no Tax deficiency or claim for additional Taxes asserted or threatened to be asserted against the Company by any taxing authority and the Company and the Shareholders know of no grounds for any such assessment. The Company has delivered to the Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since October 1, 1994.

(iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Prior to the closing, the Company has duly elected to be taxed as, and is and has been eligible to be taxed as, a "small business corporation" ("S" corporation) under the provisions of Section 1361 et seq. of the Code.

(1) Intellectual Property. The Disclosure Schedule identifies (i) each patent or registration that has been issued to the Company with respect to any of its Intellectual Property, (ii) each pending patent application or application for registration that the Company has made with respect to any of its Intellectual Property, and (iii) each license, agreement or other permission that the Company has granted to any third party with respect to any of its Intellectual Property. The Company has all necessary title to and ownership of all its Intellectual Property (including, but not limited to, the registered service mark "The Medical Phone Company") necessary or desirable for its business and to the knowledge of the Company and the Shareholders, without any conflict with or infringement on the rights of any other Person. The Disclosure Schedule contains a list and summary description of all options, licenses and agreements of or relating to Intellectual Property granted by the Company to any Person (and as to which true and complete copies of all relevant documents have been delivered to the Buyer). To the knowledge of the Company and the Shareholders, the Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person. To the knowledge of the Company and the Shareholders, the Company has not violated and is not in violation of any of the Intellectual Property rights of any other Person. To the knowledge of the Company and the Shareholders, none of the activities of the employees of the Company on behalf of the Company violates any agreements or arrangements that any such employees have with former employers.

(m) Contracts. The Disclosure Schedule sets forth a complete list of all contracts, leases and other agreements (oral or written) to which the Company is a party. The Company has delivered to the Buyer a correct and complete copy of each written contract, lease or other agreement listed on the Disclosure Schedule. The Disclosure Schedule contains an accurate summary of each oral contract, lease and agreement. All of the contracts, leases and agreements listed on the Disclosure Schedule are valid and in full force and effect, and the Company is not in default or breach of any such contract, lease or agreement. Neither the Company nor the Shareholders has notice of any default or breach on the part of any other party to any such contract, lease or agreement. No approval or consent of any Person is needed in order that each such contract, lease and agreement will continue in full force and effect subsequent to the consummation of the transactions contemplated by this Agreement and, upon consummation of such transactions, will be enforceable by the Buyer in accordance with its terms.

(n) Litigation. No litigation, arbitration, action, suit, proceeding or investigation (whether conducted by any judicial or regulatory body, arbitrator or other Person) is pending or, to the knowledge of the Company or the Shareholders, threatened against the Company (nor is there any basis therefor known to the Company or the Shareholders). There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company or its assets.

(o) Certain Business Relationships with the Company. The Shareholders and their Affiliates have not been involved in any business arrangement or relationship with the Company or any supplier, client or competitor of the Company within the past 36 months, other than serving as an employee, officer and/or director of the Company, and neither the Shareholders nor any of their Affiliates owns any asset, tangible or intangible, that is used in the business of the Company.

(p) ERISA

(i) Schedule of Plans. The Disclosure Schedule sets forth a correct and complete list of each written "employee benefit plan," within the meaning of section 3(3) of ERISA, of the Company and each Benefit Arrangement of the Company (collectively, the "Company Plans"). The Company has delivered to the Buyer correct and complete copies of all written Company Plans, all related trusts or other funding agreements, and all amendments to the Company Plans, the most recent IRS Form 5500 filed in respect of each such Company Plan and any material employee, IRS and U.S. Department of Labor communications with respect to any and all Company Plans (including, but not limited to, summary plan descriptions and summaries of material modifications). Except as disclosed on the Disclosure Schedule, each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code (a correct and complete copy of which has been delivered to the Buyer) and (A) no amendment has been made to any such Company Plan since the date of its most recent determination letter that would result in the disqualification of such Company Plan and (B) no other event has occurred with respect to any such Company Plan that may adversely affect the qualification of such Company Plan.

(ii) No Minimum Funding Standards. Except as disclosed on the Disclosure Schedule, no Company Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. No Company Plan is a multi-employer plan (as defined in section 3(37) of ERISA) or a multiple employer plan and no Company Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No liability has been incurred pursuant to the provisions of Title I or IV of ERISA by the Company or any ERISA Affiliate and no condition or event exists or has occurred that may result in any such liability.

(iii) Operation of the Company Plans. Each of the Company Plans has been operated and administered in compliance with its terms and all applicable law, including, but not limited to, ERISA and the Code. There are no claims pending or, to the knowledge of the Company and the Shareholders, threatened by or on behalf of an employee of the Company involving any Company Plan or its assets (other than routine claims for benefits under the terms of any such Company
Plan). All contributions required to have been made to any Company Plan subject to Title IV of ERISA by the Company or any ERISA Affiliate pursuant to applicable law (including, but not limited to, ERISA and the Code) have been made within the time required by applicable law.

(iv) No Prohibited Transactions. Neither the Company nor any ERISA Affiliate has any liability with respect to any transaction including a Company Plan in violation of Section 406 of ERISA or any "prohibited transaction," as defined in
Section 4975(c) (1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. Neither the Company nor any ERISA Affiliate has participated in a violation of Part 4 of Title I, Subtitle B or ERISA by any plan fiduciary of any Company Plan and has any unpaid civil liability under Section 502(l) of ERISA. There are no suits, investigations or other proceedings pending or threatened by any governmental authority of or against any Company Plan, the trustee of any assets held thereunder or the Company, relating to the Company Plans.

(v) Market Value. The market value of assets under each Company Plan that is a Company Pension Plan, as defined below, is not less than the present value of all benefit liabilities within the meaning of Section 4001(a)(a) of ERISA, as determined in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors and assumptions applicable to a pension plan terminating on the last day of the plan year immediately preceding the date of this Agreement. For purposes of this

Section, "Company Pension Plan shall mean a funded employee pension benefit plan, as defined in Section 3(2) of ERISA, established or maintained by the Company or any ERISA Affiliate that is not an individual account plan within the meaning of Section 3(34) of ERISA. Neither the Company nor any ERISA Affiliate is required to provide security to a Company Pension Plan under Section 402(a)(29) of the Code.

(vi) Reportable Event. No Company Pension Plan has been the subject of a reportable event within the meaning of Section 4043(c) of ERISA as to which notices would be required to be filed with the PBGC.

(vii) No Increase in Expense. There has been no amendment to, written interpretation or announcement (whether or not written) or change in employee participation or coverage under any Company Plan that would increase materially the expense of maintaining such Company Plan above the level of expense incurred in respect of such Company Plan for the most recently completed plan year.

(viii) No Liability. No liability has been incurred by the Company or any ERISA Affiliate for any tax, penalty or other liability with respect to any Company Plan.

(ix) Required Contributions. The Company has made all required contributions under each Company Plan on a timely basis or, if not due yet, adequate accruals therefor have been provided for in the Company Most Recent Financial Statements. No Company Pension Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and no Company Plan that is a Company Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

(x) No Termination. There has been no termination or partial termination, as defined in Section 411(d) of the Code, of any Company Plan. No filing has been made by the Company or any ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any Company Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Company Pension Plan by the PBGC or which could reasonably be expected to result in any material liability of the Company or of any ERISA Affiliate to the PBGC with respect to any Company Pension Plan, other than liabilities for premium payments.

(xi) Welfare Plans. The employee welfare benefit plans, as defined in Section 3(l) of ERISA, that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA")) have complied with the requirements of COBRA to provide healthcare continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. The Company, or its agents who administer any of the welfare plans, have complied with the notification and written notice requirements of COBRA and the Health Insurance Portability and Accountability Act of 1997. Except as disclosed on the Disclosure Schedule, no Company Plan provides life insurance or medical benefits coverage to former or retired employees of the Company or any ERISA Affiliate.

(q) Environmental Matters.

(i) The Company has been and is in compliance with all Environmental Laws.

(ii) No events, facts or conditions will prevent, hinder or limit continued compliance by the Company with applicable Environmental Laws, and no expenditures or commitments by the Company are necessary to maintain continued compliance by the Company as of the date of this Agreement or beyond the Effective Time.

(iii) The Company has obtained all permits, licenses and authorizations required pursuant to applicable Environmental Laws to carry on its business as now conducted; all such permits are in full force and effect and are not subject to any appeals or to any unsatisfied conditions; and no such permits are subject to any pending or threatened modification, suspension, revocation, rescission or cancellation.

(iv) The Company is not liable under any applicable Environmental Laws with respect to the release, threatened release or presence of any Hazardous Substance.

(v) No Hazardous Substance that may require response or corrective action or remediation under any Environmental Law is present at, threatened or emanating from any property owned or operated by the Company, or was present at or emanating from any other property when previously owned or operated by the Company.

(vi) The Company is not subject to any pending or threatened claim nor obligated to comply with any judgment, order, ruling, settlement or agreement arising under any Environmental Law.

(vii) The Company has not entered into any negotiations or agreements relating to any response or corrective action or remediation relating to liabilities or potential liabilities arising under any Environmental Law or providing any indemnification for any liabilities arising under any Environmental Law.

(r) Insurance. All of the property and assets of the Company that is of an insurable character is insured by responsible insurance companies against loss or damage by fire and other risks to its full replacement value, and the Company is insured against liability, errors and omissions to the extent and in the manner customary for companies engaged in similar businesses or owning similar assets. The Company has all insurance required by applicable law. The Disclosure Schedule contains a correct and complete list of the Company's insurance, all of which is in full force and effect. Correct and complete copies of all insurance policies have been delivered to the Buyer. The Company is not in default with respect to any provision or requirement of such insurance, nor has it failed to give any notice or present any claim under any such insurance. All premiums on such insurance have been paid.

(s) Labor Agreements and Actions. The Company enjoys generally good employer-employee relations. The Company is not delinquent in any payments to its employees or consultants for wages, salaries, commissions, bonuses or other compensation. The Company is not bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company or the Shareholders, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company or the Shareholders, threatened, nor are the Company or the Shareholders aware of any labor organization activity involving the Company's employees. Neither the Company nor the Shareholders are aware that any key employee, or any group of key employees, intends to terminate his or their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the fore going persons. The employment of each employee of the Company is terminable at the will of the Company, without any obligation for severance pay or other payments (other than accrued salary, vacation and sick pay in accordance with the Company's normal policies).

(t) Compliance With Applicable Law. The Company holds all material licenses, franchises, permits and authorizations (collectively, "Licenses") necessary for the lawful conduct of its business, and is not in default or violation under any such License or any applicable law, order, rule, regulation, policy and/or guideline of any governmental agency or authority. The Company has not received any notice of any claim of default or violation with respect to any such License where such default or violation could result in a Material Adverse Effect on the Company. Except as otherwise governed by law, all such Licenses are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. The Disclosure Schedule contains a complete and correct list of all Licenses. The Company is not subject to any written or oral agreement or understanding with any governmental agency or authority that imposes any restriction on its business or operations.

(u) Shareholder Claims. Neither the Shareholders nor any Affiliate have any claims against the Company for any monetary or contractual or other obligation (oral or in writing).

(v) Distributions. Except as described in Article III of this Agreement, since October 1, 1997, the Company has not made any distributions to its shareholders or paid any bonuses or other extraordinary compensation to its employees, consultants or any other Persons.

(w) Accounts-Receivables. All of the accounts receivable of the Company arose in the Ordinary Course of Business of the Company and are valid and bona fide obligations. Such accounts receivable (net of any reserves reflected on the Company Most Recent Balance Sheet) will be collected in full in the Ordinary Course of Business without resort to an attorney or collection agency. Such accounts receivable are not subject to counterclaim or offset and do not require any future performance obligation on the part of the Company. Immediately prior to the Closing, all of the Purchased Accounts Receivable are valid and bona fide obligations and will be collectible in the Ordinary Course of Business within sixty (60) days after the Closing.

(x) Clients. No client of the Company that accounted for $200,000 or more of the Company's sales or revenues for the fiscal year ended September 30, 1997 has cancelled or otherwise terminated or curtailed its business or relationship with the Company or notified the Company that it intends to do so. The Disclosure Schedule contains, with respect to each client of the Company that, to the Shareholders, knowledge, is expected to generate revenues of $200,000 or more in the fiscal year ending September 30, 1998, information as to the revenues billed to such client through March 31, 1998 and, to the knowledge of the Shareholders, the projected revenues for the balance of fiscal 1998 (based on commitments on hand as of the Closing Date). The Shareholders have no reason to believe that any of such commitments will be terminated or materially reduced.

(y) Bank Accounts. The Disclosure Schedule contains a correct and complete list of (i) each bank account and other account where funds of the Company or any Company Plan or related trust are deposited, (ii) each safe deposit box and vault where property of the Company may be stored, (iii) each power of attorney granted by the Company, and (iv) the signatories for each account, safe deposit box, vault and power of attorney.

(z) Disclosure. No representation or warranty of the Company or the Shareholders in this Agreement (including the exhibits and schedules), or any of the other agreements to be executed and delivered by the Company and the Shareholders as contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading. There is no fact that the Company or the Shareholders have not disclosed to the Buyer in writing that materially adversely affects or may affect the condition (financial or otherwise), results of operations, assets, business or prospects of the Company or the ability of the Company or the Shareholders to perform its or their obligations under this Agreement or to consummate any of the transactions contemplated hereby.

(aa) Accreditation, Due Diligence and Sophistication Matters.

(i) The Shareholders are each acquiring the Merger Shares pursuant to the Merger and this Agreement solely for their own investment accounts and not with a view to or for sale in connection with any distribution of all or any part of such Merger Shares. The Shareholders acknowledge the Buyer's understanding that the delivery of such Merger Shares hereunder is intended to be exempt from registration under the Securities Act. The Shareholders agree that they will not, directly or indirectly, offer, transfer, sell, pledge or otherwise dispose of any Merger Shares, unless such offer, transfer, sale, pledge or other disposition is either (i) pursuant to an effective registration statement under the Securities Act and registered under any applicable state laws, or (ii) effected only after a Shareholder has furnished the Buyer with an opinion of counsel, which counsel shall be satisfactory to the Buyer and which opinion shall be in form and substance satisfactory to the Buyer, stating that no such registration of the Merger Shares is required because of the availability of an exemption from registration under the Securities Act and under applicable state laws.

(ii) The Shareholders have been advised that (A) the Merger Shares have not been registered under the Securities Act or any state laws; (B) the Merger Shares must be held indefinitely and the Shareholders must continue to bear the economic risk of holding the Merger Shares unless (1) the Merger Shares are subsequently registered for sale under the Securities Act and any applicable state laws, or (2) an exemption from such registration is available, or (3) the Shareholders exercise their rights under Section 7.2 of this Agreement; (C) there is presently no public market for the Merger Shares and there is no assurance that a public market for the Merger Shares will develop; (D) Rule 144 promulgated under the Securities Act ("Rule 14411) is not currently available with respect to sales of Merger Shares, and the Buyer has made no agreement with the Shareholders to make Rule 144 available; (E) if and when the Merger Shares may be disposed of in reliance on Rule 144, such disposition may be made only in limited amounts in accordance with the terms and conditions of Rule 144; (F) if the Rule 144 exemption is not available, public sale of the Merger Shares without registration will require the availability of another exemption under the Securities Act; (G) a notation will be made in the records of the Buyer and any transfer agent that the Merger Shares are subject to restrictions on transfer; and (H) a restrictive legend will be placed on the certificates representing the Merger Shares in substantially the following form:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT

      (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND THE REGISTRATION REQUIREMENTS OF ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS, OR (B) IF NELSON COMMUNICATIONS INC. (THE "COMPANY") HAS PREVIOUSLY BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND SUCH STATE SECURITIES OR "BLUE SKY" LAWS. THE TRANSFER OF SUCH SHARES MAY ALSO BE SUBJECT TO CONTRACTUAL RESTRICTIONS UNDER ONE OR MORE AGREEMENTS, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF THE COMPANY.

(iii) The Shareholders have been provided an opportunity to ask questions of, and have received answers thereto satisfactory to them from, the Buyer and its representatives regarding the terms and conditions of this Agreement, the Buyer, NCI, PTI, the Merger, the Merger Shares and other matters pertaining to this transaction, and the Shareholders have obtained all additional information requested of the Buyer and its representatives. The Shareholders have investigated and are familiar with the affairs, financial condition and prospects of the Buyer and its Affiliates and have been given sufficient access to and have acquired sufficient information and documents as requested by the Share holders, including, but not limited to, financial information, about the Buyer and its Affiliates to reach an informed and knowledgeable decision to acquire such Merger Shares.

(iv) The Shareholders have such knowledge and experience in financial affairs that they are capable of evaluating the merits and risks of this transaction. The Shareholders have not relied in connection with this transaction upon any representations, warranties or agreements other than those set forth in this Agreement. The Shareholders, respective financial situations are such that they can each afford to bear the economic risk of holding such Merger Shares for an indefinite period of time.

(v) Neither the Buyer nor any officer, employee, agent or Affiliate of the Buyer has made any representations or warranties to the Shareholders, other than as set forth in this Agreement. Although the Buyer has previously furnished the Shareholders with certain projections and other forward-looking information, the Shareholders acknowledge that (A) such projections and information are based on estimates and that actual results or events could differ materially from that anticipated or projected, (B) the Buyer is not making any representations or warranties concerning such projections and other forward-looking information, and (C) the Shareholders have not relied on any such projections and forward-looking information in entering into this Agreement.

5.2. Representations and warranties of the Buyer. The Buyer represents and warrants to the Shareholders as follows:

(a) Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the Buyer. The Buyer has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms. Except as required for the Merger Filing, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c) Capitalization. The entire authorized capital stock of the Buyer consists of one hundred million (100,000,000) shares of Buyer Common Stock and two million (2,000,000) shares of preferred stock, of which 23,988,969 shares of Buyer Common Stock (excluding the Merger Shares) are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized, are validly issued, fully paid and nonassessable. All of the Merger Shares to be issued in connection with the Merger will be duly authorized, validly issued and fully paid and nonassessable. The Certificate of Incorporation (as amended) and By-laws (as amended) of the Buyer are in the respective forms of the certified copies previously provided to the Shareholders.

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of the Certificate of Incorporation or By-laws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of the assets of the Buyer is subject (or result in the imposition of any Security Interest upon any of the assets of the Buyer).

(e) Brokers, Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(f) Financial Statements. The Buyer has delivered to the Shareholders the following financial statements (collectively the "Financial Statements") audited consolidated balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 1996 and December 31, 1997 (the "Most Recent Fiscal Period") for NCI and unaudited consolidating balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 1996 and 1997 for PTI (such latter statements, the "Most Recent Financial Statements"), The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of each of NCI and PTI as of such dates and the results of operations of each of NCI and PTI for such periods.

(g) Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the balance sheets of the Most Recent Financial Statements, NCI and PTI have no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, but not limited to, liabilities, as guarantor or otherwise, in respect of obligations of others) other than performance obligations with respect to contracts and commitments that would not be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP.

(h) Events Subsequent to Most Recent Fiscal Period. Since the Most Recent Fiscal Period, there has not been any material adverse change in the consolidated condition (financial or otherwise), results of operations, assets, business or prospects of NCI and PTI, taken as a whole.

(i) Litigation. No litigation, arbitration, action, suit, proceeding or investigation (whether conducted by any judicial or regulatory body, arbitrator or other Person) is pending or, to the knowledge of the Buyer, threatened against NCI, PTI or the Buyer (nor is there any basis therefor known to NCI, PTI or the Buyer). There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against NCI, PTI or the Buyer or their assets.

(j) Compliance With Applicable Law. NCI, PTI and the Buyer hold all material licenses, franchises, permits and authorizations (collectively, the "Permits") necessary for the lawful conduct of their businesses, and are not in default or violation under any such Permit or any applicable law, order, rule, regulation, policy and/or guideline of any governmental agency or authority. Neither NCI, PTI nor the Buyer has received any notice of any claim of default or violation with respect to any such Permit where such default or violation could result in a Material Adverse Effect on NCI, PTI or the Buyer. Except as otherwise governed by law, all such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. Neither NCI, PTI nor the Buyer is subject to any written or oral agreement or understanding with any governmental agency or authority that imposes any restriction on its business or operations.

(k) Disclosure. No representation or warranty of the Buyer in this Agreement, or any of the other agreements to be executed and delivered by the Buyer as contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading. There is no fact that the Buyer has not disclosed to the Shareholders in writing that materially adversely affects or may affect the consolidated condition (financial or otherwise), results of operations, assets, business or prospects of NCI, PTI or the Buyer or the ability of the Buyer to perform its obligations under this Agreement or to consummate any of the transactions contemplated hereby.

                                   ARTICLE VI

                                CLOSING DOCUMENTS

      6.1. The Company and the Shareholders. At the Closing, the Company and the Shareholders are delivering to the Buyer the following:

(a) Employment agreements between each of Barton and Tormey and MPC, signed by Barton and Tormey.

(b) Barton's and Tormey's Certificates.

(c) A Secretary's Certificate.

(d) The minute book, stock book and corporate seal of the Company.

(e) Good standing certificates of the Company in the Commonwealth of Pennsylvania and each jurisdiction in which the Company is qualified to do business.

(f) The resignation of Barton as trustee of the trusts under the Company Plans.

(g) The Merger Filing, signed on behalf of the Company.

(h) The Escrow Agreement, signed by the Shareholders.

      6.2. The Buyer. At or prior to the Closing, the Buyer is delivering to the Shareholders and the Company the following:

(a) Employment agreements between each of Barton and Tormey and the Buyer, signed on behalf of MPC.

(b) A Secretary's Certificate.

(c) The Escrow Agreement, signed by the Buyer and the Escrow Agent.

(d) The Merger Filing, signed on behalf of the Buyer.

(e) The Merger Shares.

(f) The Initial Cash Distribution Amount.

                                   ARTICLE VII

                             POST-CLOSING COVENANTS

      7.1. Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

      7.2. Repurchase Rights. (a) After the Closing, the Buyer presently intends to consummate an initial public offering of shares of Buyer Common Stock (the "IPO")

            (b) In the event that the IPO is not consummated by December 31, 1999 (i.e., shares of Buyer Common Stock are not traded on a national securities exchange, the NASDAQ National Market System or in the over-the-counter market by such date), then each of the Shareholders who at the time own Buyer Common Stock shall have the option (the "Re-purchase Option") to require the Buyer to repurchase all (and not less than all) of such shares (the "Repurchased Shares") for an aggregate cash purchase price in an amount equal to the sum of (i) ten times the "Average Post-Tax Profits 11 (as defined below) of the Buyer (or that division or direct or indirect subsidiary of the Buyer as shall operate solely the business of the Company after the Merger) and (ii) $120,000.00, such purchase price to be pro rated if the Merger Shares of only one of the Shareholders are repurchased. The Shareholders (to the extent they own the Repurchased Shares) shall give the Buyer written notice (the "Exercise Notice") of their intent to exercise the Repurchase Option no earlier than January 1, 2000 and no later than February 28, 2000. Time shall be of the essence with respect to the giving of the Exercise Notice.

(c) If the Repurchase Option shall be timely exercised, (i) the closing of the repurchase of the Repurchased Shares shall take place at a time and place designated by the Buyer within 120 days after the Buyer's receipt of the Exercise Notice, and (ii) at the closing, the holders of the Repurchased Shares shall deliver to the Buyer (or its assignee) the certificates representing the Repurchased Shares, duly endorsed for transfer and warranted to be free of all liens, claims, security interests and encumbrances, against payment of the purchase price by certified or bank cashier's checks or wire transfers.

(d) As used in this Agreement, the term "Average Post-Tax Profits" shall mean, with respect to the Buyer (or that division or direct or indirect subsidiary of the Buyer as shall operate solely the business of the Company after the Merger), the average of its net income (if any) or loss, determined in accordance with generally accepted accounting principles, applied on a consistent basis, after provision for all Taxes, for the years ending December 31, 1998 and 1999 (including any net income or loss of the Company from January 1, 1998 through the Closing Date), except that the following shall not be included in the determination of "Average Post-Tax Profits": (a) any gains or losses from sales of assets or securities and other transactions not in the Ordinary Course of Business, or (b) the proceeds of any life or disability insurance. Corporate overhead allocations used in determining Average Post-Tax Profits shall be consistent with the method of allocations generally used by the Buyer's Affiliates, as reflected on Exhibit D to this Agreement. For purposes of this Agreement, Average Post-Tax Profits shall be determined by the firm of independent certified public accountants then auditing the books and records of the Buyer and its Affiliates, and the determinations of such firm shall be final, binding and conclusive on the Parties and shall not be subject to judicial review.

      7.3. Guarantees. Barton has advised the Buyer that he has personally guaranteed on behalf of the Company certain office equipment leases of the Company as listed on Schedule 7.3 to this Agreement (the "Equipment Leases") After the Closing, the Buyer agrees (a) to use its best efforts to cause the lessors of the Equipment Leases to release Barton from such guarantees, and (b) to indemnify Barton and hold him harmless from any loss, liability, damage and expense arising out of such guarantees (in the manner and to the extent provided in Section 8.1(b)).

      7.4. Final Tax Returns. The Shareholders shall, on a timely basis and at their expense, cause the preparation and filing of the final income tax returns (federal and state) of the Company for the period ending on the Closing Date. Such tax returns shall include, as appropriate, the sale of the accounts receivable as provided in Article III of this Agreement. The Shareholders shall provide the Buyer with copies of its proposed tax returns at least 15 days before the respective filing due dates, with extensions, for the Buyer's review and comments.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.1. Indemnification. (a) The Shareholders, jointly, agree to indemnify and hold the Buyer and the Company harmless from and against any and all loss, liability, damage and expense (including, but not limited to, reasonable attorneys, fees and disbursements and court costs and any reasonable attorneys, fees and disbursements and court costs incurred by the Buyer and the Company in establishing the Shareholders, liability under this indemnity and in collecting amounts payable under this indemnity) arising out of or resulting from (i) any misrepresentation or alleged misrepresentation or breach or alleged breach of any warranty, agreement or covenant by the Company or the Share holders in this Agreement, and (ii) without limiting the generality of the foregoing indemnity, any liability, damage or expense arising out of or in connection with the SmithKline Litigation.

(b) The Buyer agrees to indemnify and hold the Shareholders harmless from and against any and all loss, liability, damage and expense (including, but not limited to, reasonable attorneys' fees and disbursements and court costs and any reasonable attorneys, fees and disbursements and court costs incurred by the Shareholders in establishing the Buyer's liability under this indemnity and in collecting amounts payable under this indemnity) arising out of or resulting from any misrepresentation or alleged misrepresentation or breach or alleged breach of any warranty, agreement or covenant by the Buyer in this Agreement.

      8.2. Claims Procedure. Claims for indemnification under this Agreement shall be made and resolved as follows:

(a) Third Party Claims. (i) In the event that any claim or demand for which any Party would be entitled to indemnification under this Agreement is asserted or sought to be collected by a third party, the Party seeking indemnity (the "Indemnitee") shall give a Claim Notice (as described below) to the Party or Parties from whom indemnity is sought (the "Indemnitor"). The Indemnitor shall have twenty (20) days from the date of delivery of the Claim Notice (the "Notice Period") to notify the Indemnitee whether or not the right to indemnity for such claim or demand is disputed and, if disputed, the reasons therefor.

(ii) Unless disputed by the Indemnitor by written notice to the Indemnitee given within twenty (20) days after receipt of the Claim Notice stating (in reasonable detail) the reasons therefor, each claim under this Section shall be conclusively deemed to be a liability of the Indemnitor and shall be paid within twenty (20) days after the date of receipt of the Claim Notice therefor. If any claim under Section 8.2(a) shall not be paid within such twenty (20) day period, or if the Indemnitor disputes such claim by written notice to the Indemnitee within such first twenty (20) day period stating (in reasonable detail) the reasons therefor, the Indemnitee shall have the right to commence legal proceedings for the enforcement of its rights hereunder, and shall be entitled to recover interest thereon at the rate of ten percent (10?c) per annum from the date the claim or demand arose. If there shall be a dispute as to the amount or manner of determination of any indemnity obligation owed under Section 8.2(a), the Indemnitor shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The excess, if any, of the amount of the obligation ultimately determined as properly payable under this Section 8.2(a)(ii) over the portion, if any, theretofore paid shall bear interest as provided in this Section 8.2(a)(ii).

(iii) Whether or not the right to indemnity is disputed by the Indemnitor, the Buyer shall assume the control and defense and/or settlement of such claim or demand with counsel reasonably acceptable to the Shareholders. The amount of any settlement or judgment and the reasonable costs and expenses of such defense shall be included as part of the indemnification obligations of the Indemnitor under Section 8.1 of this Agreement. In any case where the Shareholders are the Indemnitor with respect to a Claim Notice, the Buyer (as Indemnitee) shall be reimbursed for any Indemnifiable Losses (as defined below) (A) first, from and out of the Escrow Shares (if and to the extent such shares are then available) in accordance with the terms and conditions of the Escrow Agreement, and (B) thereafter, by the Shareholders in cash. Notwithstanding the foregoing, (X) the Shareholders may, in their sole discretion, elect to satisfy any Indemnifiable Losses under Article VIII of this Agreement by cash payment to the Indemnitee instead of by releasing Escrow Shares and (Y) the Shareholders shall have no liability under the provisions of Article VIII of this Agreement with respect to Indemnifiable Losses claimed by an Indemnitee if and to the extent that such Indemnifiable Losses (or any part thereof) are covered by insurance (net of any costs incurred in the collection of such insurance). The Parties shall cooperate in seeking all reasonable remedies against all applicable insurers. If the Shareholders shall desire to participate in or assume control over any such defense, the Shareholders may do so at their sole cost and expense with counsel reasonably acceptable to the Indemnitee. No settlement of any claim or demand which would adversely affect the rights of the Indemnitee may be made without the written consent(s) of the Indemnitee, which consent(s) may not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other relief against the Indemnitee or its assets, employees or businesses.

(iv) The Indemnitee shall, on reasonable notice during business hours, make available to the Indemnitor and its attorneys and accountants all books and records of the Indemnitee and the Company relating to any such claim or demand and the parties agree to render to each other such assistance as they may reasonably require in order to permit the proper and adequate defense of any such claim or demand.

(b) Non-third Party and Other Claims. In the event of a claim or demand for which any Party would be entitled to indemnification under this Agreement which does not involve a claim or demand being asserted or sought to be collected by a third party, the Indemnitee shall give a Claim Notice with respect to such claim or demand to the Indemnitor. Unless disputed by the Indemnitor by written notice within twenty (20) days after receipt of the Claim Notice to the Indemnitee stating (in reasonable detail) the reasons therefor, each claim under this Section shall be conclusively deemed to be a liability of the Indemnitor and shall be paid within twenty (20) days after the date of receipt of the Claim Notice therefor. If any claim under this Section 8 shall not be paid within such twenty (20) day period, or if the Indemnitor disputes such claim by written notice to the Indemnitee within such first twenty (20) day period stating (in reasonable detail) the reasons therefor, the Indemnitee shall have the right to commence legal proceedings for the enforcement of its rights hereunder, and shall be entitled to recover interest thereon at the rate of ten percent (10%) per annum from the date the claim or demand arose. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Section 8, the Indemnitor shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 8 and the portion, if any, theretofore paid shall bear interest as provided in this Section 8.2(b). Any Indemnifiable Losses payable under this Section 8.2(b) by the Shareholders shall first be satisfied from and out of the Escrow Shares (if and to the extent such shares are then available) in accordance with the terms and conditions of the Escrow Agreement, and thereafter by the Shareholders in cash. Notwithstanding the foregoing, (X) the Shareholders may, in their sole discretion, elect to satisfy any Indemnifiable Losses under this Article VIII by cash payment to the Indemnitee instead of by releasing Escrow Shares, and (Y) the Shareholders shall have no liability under the provisions of Article VIII of this Agreement with respect to Indemnifiable Losses claimed by the Indemnitee if and to the extent that such Indemnifiable Losses (or any part thereof) are covered by insurance (net of any costs incurred in the collection of such insurance). The Parties shall cooperate in seeking all reasonable remedies against all applicable insurers.

(c) Timing of Claim Notice. Each Claim Notice shall be given by the Indemnitee as promptly as practicable after the Indemnitee becomes aware of the claim or demand and the facts indicating that a claim for indemnification in respect of the same may be warranted. Each Claim Notice shall specify in reasonable detail the nature of the claim or demand, the applicable provisions) of this Agreement or other instrument under which the claim for indemnity arises and the amount or the estimated amount thereof.

No failure or delay in giving a Claim Notice and no failure to include any specific information or any reference to the provisions of this Agreement or other instrument under which the claim for indemnification arises shall affect the obligation of the Indemnitor under this Section 8, except to the extent that such failure or delay shall adversely affect the ability of the Indemnitor to defend, settle or satisfy the claim or demand.

(d) Contingent Claims. Nothing in this Section 8.2 shall prevent any Indemnitee from making a claim hereunder on or prior to the Cut-Off Date for potential or contingent claims or demands based on facts known to the Indemnitee on such date, provided the Claim Notice sets forth the basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible.

8.3. Indemnifiable Losses. An Indemnitor shall have liability for indemnification to an Indemnitee under Section 8.1 only if the aggregate of all such Indemnitee's claimed loss, liability, damage and expense ("Indemnifiable Losses") shall exceed $10,000 (the 'Minimum Loss'); provided, however, that the Minimum Loss requirement shall not be applicable with respect to claims for breach of the representation and warranty in Section 5.1(w). Once the Minimum Loss has been exceeded, the Indemnitee shall be entitled to recover all Indemnifiable Losses from the first dollar of such Indemnifiable Losses; provided, however, that the aggregate of the Indemnifiable Losses for which the Shareholders (collectively) or the Buyer shall have liability shall not, in each case, exceed $2,300,000.

                                   ARTICLE IX

                         CERTAIN SHAREHOLDER AGREEMENTS

      9.1. Confidentiality. (a) Each Shareholder understands and acknowledges that, as a firm in a highly competitive industry, the Company follows (and the Surviving Corporation, as successor to the Company, will follow) a policy intended to fully protect its Confidential Information (as defined below). In the course of his employment with the Company, each Shareholder has had, and will have, access to Confidential Information, the use or disclosure of which would be seriously damaging to the Surviving Corporation's business after the Merger. Such information is the Surviving Corporation's property and is not readily ascertainable from public sources, and it is essential to the Surviving Corporation's continued success after the Merger that each Shareholder not use any such Confidential Information or disclose any such Confidential Information to anyone, except as necessary to perform a Shareholder's obligations as an employee of the Surviving Corporation. Each Shareholder's access to Confidential Information has been, and is expected to be, essential to the performance of his duties for the Surviving Corporation.

(b) Accordingly, each Shareholder agrees that he will not, at any time during the course of his employment with the Surviving Corporation or thereafter (except in furtherance of the Surviving Corporation's business), directly or indirectly use, disclose or make available to anyone any Confidential Information concerning the Surviving Corporation or its business or clients. Such Confidential Information relates generally to four types of information: information about clients and their service requirements; information about employees and agents of the Surviving Corporation; information about the business and financial affairs of the Surviving Corporation; and information about technical data, processes and equipment of the Surviving Corporation. Such Confidential Information includes (but is not limited to) computer programs (source and object codes), systems and technology; client and prospective client names, leads and information; information supplied by clients to the Surviving Corporation in confidence; prices charged or proposed to be charged to clients; cost information; supplier information; employee names, compensation, benefits and related data; engineering and technical data and equipment specifications; client service requirements; information regarding equipment and facilities;
the Surviving Corporation's business policies and plans; and the Surviving Corporation's banking, financial, tax and accounting information. Confidential Information does not include (i) information already known to, or readily ascertainable by, the public or which be comes known to the public other than as a result of disclosure by a Shareholder, or (ii) information which is lawfully obtained in good faith by a Shareholder from a third party independent of the Surviving Corporation without the obligation of nondisclosure.

(c) At the Surviving Corporation's request at any time, each Shareholder shall promptly make all disclosures, execute all documents and perform all acts necessary or reasonably requested by the Surviving Corporation in connection with preserving the confidentiality of any Confidential Information, including, but not limited to, surrendering to the Surviving Corporation all papers, files, lists, computer disks and other documents (in all media, including all copies and notes and memoranda made by each Shareholder) relating to or containing Confidential Information.

      9.2. Non-Competition. (a) Each Shareholder acknowledges that the business in which the Surviving Corporation engages is unique and has benefitted from the Shareholder's specialized expertise, who has performed, and is expected to perform, unique services for the Surviving Corporation, as successor to the Company. In carrying on its business, the Surviving Corporation has developed goodwill throughout the territory in which it does business, which extends throughout the United States (the "Territory"). In performing his services for the Surviving Corporation, each Shareholder has had, and is expected to have, access to all of the Surviving Corporation's clients, suppliers and Confidential Information. Accordingly, in order to preserve the value of the Surviving Corporation upon the Merger and to preserve the goodwill of the Surviving Corporation, each Shareholder agrees that he will not (alone, or as a partner, employee, officer, agent, representative, director, stockholder, lender or investor of or in any person or entity), directly or indirectly (a) any time while he is employed by the Surviving Corporation or any Affiliate and for a period of two (2) years after termination of such employment (regardless of the circumstances of such termination), engage in any activity, anywhere in the Territory, that involves the telemarketing of medical, pharmaceutical or healthcare products or services, or otherwise engage in or assist another Person in any business that relates to telemarketing of services or products as to which such Shareholder was involved or exposed to at any time while he was an employee of the Surviving Corporation or any Affiliate; or (b) at any time solicit, induce or encourage any of the employees of, or consultants to, the Surviving Corporation or any Affiliate to terminate his employment or consultancy or to work for a competitor of the Surviving Corporation or any Affiliate or engage any of such persons to work for a competitor of the Surviving Corporation or any Affiliate; or (c) at any time solicit, induce or encourage any client or supplier of the Surviving Corporation or any Affiliate who was a client or supplier of the Surviving Corporation or any Affiliate at any time during the term of such Shareholder's employment with the Surviving Corporation or any Affiliate to modify, discontinue, terminate or cancel any contract, agreement, service or relationship with the Surviving Corporation or any Affiliate in effect or proposed at the time of the termination of employment of such Shareholder with the Surviving Corporation or any Affiliate; or (d) at any time solicit, induce or encourage any Person that was a prospective client or supplier of the Surviving Corporation or any Affiliate during the term of such Shareholder's employment with the Surviving Corporation or any Affiliate not to enter into a relationship with the Surviving Corporation or any Affiliate.

      9.3. Relief. Each Shareholder acknowledges that a breach or threatened breach of this Article will cause the Surviving Corporation and its Affiliates irreparable injury and damage. Each Shareholder therefore agrees that, in addition to any other remedies that may be available, the Surviving Corporation and its Affiliates shall be entitled to an injunction and/or other equitable relief (without the requirement of posting a bond or other security) to prevent a breach or threatened breach of this Section and to secure its enforcement.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.1. Press Releases and Public Announcements. Neither the Company nor the Shareholders shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

      10.2. No Third-Party Beneficiaries. Except as specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      10.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement (including, but not limited to, a Letter of Intent dated November 13, 1997).

      10.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors (including any entity with which a corporate Party shall merge or consolidate or to which it shall sell or transfer all or substantially all of its assets and any entity to which the assets and business of the Surviving Corporation shall be transferred after the Merger) and permitted assigns. Where the context requires, references in this Agreement to the Buyer shall mean and include the Surviving Corporation after the Merger. The Shareholders may not assign either this Agreement or any of their rights, interests or obligations hereunder without the prior written approval of the Buyer.

      10.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      10.6. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.7. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is personally delivered (against receipt) or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by prepaid recognized overnight carrier, and addressed to the intended recipient as set forth below:

         If to the Buyer:

         c/o Nelson Communications Inc.
         41 Madison Avenue
         New York, NY 10010
         Att: Peter J. Scarperi

         With a copy to-

         Stephen B. Silverman

         Corbin Silverman & Sanseverino LLP
         805 Third Avenue
         New York, NY 10022

         If to the Company:

         Barton & Pittinos, Inc.
         Dublin Hall
         1777 Sentry Parkway West
         Suite 300
         Blue Bell, PA 19422

         With a copy to:

         Jeffrey P. Libson
         Pepper Hamilton LLP
         1235 Westlakes Drive
         Berwyn, PA 19312-2401

         If to Barton:

         J. Douglas Barton
         7424 Ferry Road
         Point Pleasant, PA 18950

         With a copy to:

         Jeffrey P. Libson
         Pepper Hamilton LLP
         1235 Westlakes Drive
         Berwyn, PA 19312-2401

         If to Tormey:

         Terrence 0. Tormey
         844 Dekalb Drive
         Yardley, PA 19067

         With a copy to:

         Jeffrey P. Lipson
         Pepper Hamilton LLP
         1235 Westlakes Drive
         Berwyn, PA 19312-2401

No such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section.

      10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule. If a dispute arises pertaining to this Agreement, the exclusive jurisdiction and venue for the resolution of any such dispute shall be the Federal and State courts located in New York County, New York. The parties irrevocably submit to the jurisdiction of the State of New York. The Parties each waive any objection which it or he may have based upon improper venue or forum nonconveniens to the conduct of any proceeding in any such court and waives personal service of any process upon it or him, and consent that all such service of process may be made in the manner provided in Section 10.7.

      10.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party against whom such amendment is sought to be enforced. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      10.10. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of any other provision. If any provision of this Agreement is finally held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be appropriately limited and reduced (in time, duration, geographical scope, activity or subject) and given effect to the extent it may be enforceable in accordance with applicable law. The rights and remedies of the parties are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

      10.11. Survival of Representations and Warranties. Notwithstanding any right of any Party to fully investigate the affairs of another Party and notwithstanding any knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, each Party has the right to rely fully upon the representations, warranties, covenants, indemnities and agreements of each other Party in this Agreement or in any certificate, financial statement or other document delivered by any Party pursuant to this Agreement. The representations and warranties of the Parties shall survive the execution and delivery of this Agreement, the Closing and the Effective Time and shall expire on the Cut-Off Date; provided, however, that (a) any matter that is the subject of a Claim Notice given on or prior to the CutOff Date (including, but not limited to, any Claim Notices given pursuant to Section 8.2(d)) shall continue in effect for purposes of the indemnification provisions of Section 8.1 until resolved or judicially determined, and (b) the representations and warranties of the Company and the Shareholders in Sections 5.1(k), 5.1(p) and 5.1(q) of this Agreement shall continue in effect and shall not expire.

      10.12. Expenses. Each of the Parties will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that the Buyer shall pay up to $57,500 of the Shareholders' legal fees and expenses in connection with this Agreement and such transactions. None of the expenses relating to this Agreement and the transactions contemplated hereby shall be paid by the Company.

                                        NELSON COMMUNICATIONS INC.
                                    (formerly Arista Marketing Associates, Inc.)


                                        By: /s/ Peter J. Scarperi
                                           -------------------------------------
                                            Peter J. Scarperi
                                            Chairman


                                        BARTON & PITTINOS, INC.


                                        By: /s/ J. Douglas Barton
                                           -------------------------------------
                                            J. Douglas Barton
                                            President


                                        /s/ J. Douglas Barton
                                        ----------------------------------------
                                        J. Douglas Barton


                                        /s/ Terrence O. Tormey
                                        ----------------------------------------
                                        Terrence O. Tormey

The undersigned hereby certifies, pursuant to Section 251(f) of the General Corporation Law of Delaware, that the foregoing Agreement and Plan of Merger has been adopted by the Board of Directors of Nelson Communications Inc. without any vote of its stockholders and that the conditions specified in the first sentence of Section 251(f) have been satisfied.

                                        NELSON COMMUNICATIONS INC.


                                        By: /s/ Peter J. Scarperi
                                            ------------------------------------
                                            Peter J. Scarperi
                                            Assistant Secretary

EXHIBITS AND SCHEDULE TO AGREEMENT

Pursuant to Item 601(b)(2) of Regulation S-K, Nelson Communications Inc. agrees to furnish supplementally a copy of any of the following omitted exhibits or schedule to the Commission upon request:

Exhibit                     Description
-------                     -----------
A                           Certificate of Merger of Barton and Pittinos,
                            Inc., and Nelson Communications Inc. (Delaware)

B                           Articles of Merger-Domestic Corporation
                            (Pennsylvania)

C                           Joint Balance Sheet, Initial Cash Distribution
                            Amount and Accounts Receivable

D                           Method of Allocating Corporate Overhead

Schedule                    Description
--------                    -----------
7.3                         Equipment Leases